                                                                  Exhibit (d)(1)

INSURED--         JOHN DOE
POLICY NUMBER--   00 000 000
POLICY DATE--     DECEMBER 31, 2010

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

51 Madison Avenue, New York, NY 10010 (A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased, with a written request for a cancellation. Upon such a request, the policy will be void from the start, and a full refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the premiums paid, less loans and partial surrenders.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in effect, premiums can be paid at any time before the Policy Anniversary on which the Insured is age 95, and while the Insured is living. They can be paid at any interval or by any method we make available, subject to any limitations set forth in the Premiums section. The amount and interval of Planned Premiums, as stated in the application for this policy, are shown on the Policy Data page.

EFFECTIVE DATE. The Effective Date is the date the policy is delivered and the first premium is paid. Coverage does not begin until the Effective Date unless temporary coverage is obtained under a separate temporary coverage agreement.

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE POLICYOWNER AND THE CORPORATION. PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS.


/s/ Theodore A. Mathas
President


/s/ Catherine A. Marrion
Secretary

VARIABLE UNIVERSAL LIFE INSURANCE POLICY

VARIABLE LIFE INSURANCE BENEFITS - FLEXIBLE PREMIUM PAYMENTS.
PROCEEDS PAYABLE AT INSURED'S DEATH.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY
VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.
NO PREMIUMS PAYABLE ON OR AFTER THE INSURED'S AGE 95.
POLICY IS NON-PARTICIPATING.

310-91

                               POLICY INFORMATION

INSURED         AGE      CLASS OF RISK
-------      ---------   -------------
[JOHN DOE]   [35 MALE]    [NON-SMOKER]

POLICY NUMBER-- [00 000 000]

POLICY DATE--  [DECEMBER 31, 2010]
ISSUE DATE--   [DECEMBER 31, 2010]

PLAN--NEW YORK LIFE LIFETIME WEALTH VARIABLE UNIVERSAL LIFE

INITIAL FACE AMOUNT--[$100,000.00]   LIFE INSURANCE BENEFIT OPTION--[1]

OWNER--[INSURED]

BENEFICIARY (subject to change)--
[AS DESIGNATED ON THE APPLICATION, OR AS SUBSEQUENTLY CHANGED IN ACCORDANCE WITH THE CHANGE OF BENEFICIARY PROVISIONS.]

ADDITIONAL BENEFITS

[PRE-APPROVED INCREASE RIDER - SEE PAGE 2-PAIR FOR DETAILS.]

[UPROMISE ACCOUNT BENEFIT   $25.00

A $25.00 UPROMISE CONTRIBUTION AMOUNT TO YOUR UPROMISE ACCOUNT WILL BE MADE IF YOU REGISTER THIS POLICY WITH UPROMISE WITHIN 90 DAYS OF THE POLICY'S DELIVERY DATE. PLEASE SEE THE UPROMISE RIDER ATTACHED TO THIS POLICY FOR DETAILS. THIS UPROMISE CONTRIBUTION AMOUNT IS NOT TAXABLE, BUT WILL BE REFLECTED IF YOU SURRENDER THIS POLICY.]

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                               POLICY DATA PAGE 2
                                     1091-2

                               PREMIUM INFORMATION

POLICY NUMBER-- [00 000 000]   INSURED-- [JOHN DOE]

PLANNED PREMIUM-- [$ 1,075.80]   PAYABLE AT   [ANNUAL]   INTERVALS
BEGINNING AS OF-- [12/31/2010]

TARGET PREMIUM 1*-- [$ 991.00]
TARGET PREMIUM 2*-- [$2,302.00]

[REQUIRED 10-YEAR NO LAPSE GUARANTEE MINIMUM MONTHLY PREMIUM **-- [$117.44]

PREMIUM PAYMENTS

PREMIUM PAYMENTS CANNOT BE MADE ON OR AFTER THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 95, WHICH IS [DECEMBER 31, 2070].

COVERAGE WILL EXPIRE WHEN THE CASH VALUE, LESS ANY UNPAID LOAN AND ACCRUED LOAN INTEREST, IS INSUFFICIENT TO COVER A MONTHLY DEDUCTION, UNLESS THE 10-YEAR NO LAPSE GUARANTEE IS IN EFFECT. IN ADDITION, BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF THE PLANNED PREMIUM AMOUNT SHOWN ABOVE ALONE MAY NOT GUARANTEE THAT THE POLICY WILL REMAIN IN EFFECT TO THE DATE SHOWN.

*    TARGET PREMIUM 1 AND 2

TARGET PREMIUMS 1 AND 2 (REFERRED TO AS "TARGET PREMIUMS") ARE USED TO DETERMINE THE AMOUNT OF SALES EXPENSE CHARGE AND THE MONTHLY PER THOUSAND OF FACE AMOUNT CHARGE DEDUCTED FROM YOUR POLICY PREMIUM PAYMENTS DURING EACH POLICY YEAR. THE TARGET PREMIUMS WILL CHANGE IF THE FACE AMOUNT OF THIS POLICY IS INCREASED OR DECREASED.

**   10-YEAR NO LAPSE GUARANTEE

DURING THE FIRST 10 POLICY YEARS, WE GUARANTEE THIS POLICY WILL NOT LAPSE AS LONG AS THE TOTAL AMOUNT OF PREMIUMS YOU HAVE PAID (LESS ANY LOANS AND ACCRUED LOAN INTEREST AND PARTIAL SURRENDERS) IS AT LEAST EQUAL TO THE MINIMUM MONTHLY PREMIUM SHOWN ABOVE MULTIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS SINCE THE POLICY DATE. THIS GUARANTEE WILL END ON THE TENTH POLICY ANNIVERSARY.

PLEASE REFER TO SECTION 4.8 REGARDING THE 10-YEAR NO LAPSE GUARANTEE FOR FURTHER DETAILS.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2 (cont)
                                     1091-2

                                 POLICY CHARGES

POLICY NUMBER-- [00 000 000]   INSURED-- [JOHN DOE]

MONTHLY DEDUCTION CHARGES

THE MONTHLY DEDUCTION CHARGES THAT ARE DEDUCTED FROM THE CASH VALUE CONSIST OF:

     -    A MONTHLY COST OF INSURANCE.

     - A MONTHLY CONTRACT CHARGE THAT CAN CHANGE, BUT WILL NOT EXCEED, ON AN ANNUAL BASIS $15 PER MONTH FOR EACH POLICY YEAR.

     - A MONTHLY MORTALITY AND EXPENSE RISK CHARGE THAT CAN CHANGE, BUT WILL NOT EXCEED, ON AN ANNUAL BASIS .75% OF THE SEPARATE ACCOUNT VALUE.

     - A MONTHLY PER THOUSAND OF FACE AMOUNT CHARGE, BASED ON ISSUE AGE, GENDER AND CLASS OF RISK. THIS CHARGE CAN CHANGE, BUT WILL NOT EXCEED [$0.1239] PER THOUSAND OF THE FACE AMOUNT.

     - A MONTHLY ASSET ALLOCATION ACCESS CHARGE THAT CAN CHANGE, BUT WILL NOT EXCEED, ON AN ANNUAL BASIS .75% OF THE SEPARATE ACCOUNT VALUE. IF YOU HAVE ELECTED THE ASSET ALLOCATION SERVICES, THIS CHARGE WILL BE DEDUCTED ON THE MONTHLY DEDUCTION DAY AFTER THE RIGHT TO EXAMINE PERIOD HAS ENDED AND THE SEPARATE ACCOUNT VALUE OF THE POLICY IS EQUAL TO OR GREATER THAN $2,500. THIS CHARGE WILL NOT BE DEDUCTED IF THE SEPARATE ACCOUNT VALUE OF THE POLICY IS LESS THAN $2,000, YOU HAVE CANCELED THE ASSET ALLOCATION SERVICES, AND/OR THE ASSET ALLOCATION SERVICES ARE OTHERWISE TERMINATED.

     - THE MONTHLY COST FOR ANY RIDER(S) AS SHOWN ON THE DATA PAGES FOR SUCH RIDER(S).

MONTHLY DEDUCTION DAY- [THIRTY- FIRST] DAY OF EACH CALENDAR MONTH

PREMIUM EXPENSE CHARGES

THE PREMIUM EXPENSE CHARGES THAT ARE DEDUCTED FROM EACH PLANNED PREMIUM AND UNPLANNED PREMIUM WHEN THAT PAYMENT IS RECEIVED CONSIST OF:

     - SALES EXPENSE CHARGE - (1) IN THE FIRST 7 POLICY YEARS, CUMULATIVE PREMIUMS LESS THAN OR EQUAL TO TARGET PREMIUM 1 ARE SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 4.75% OF THE PREMIUM; CUMULATIVE PREMIUMS IN EXCESS OF TARGET PREMIUM 1, BUT LESS THAN OR EQUAL TO TARGET PREMIUM 2 ARE SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 8.75% OF THE PREMIUM; AND CUMULATIVE PREMIUMS IN EXCESS OF TARGET PREMIUM 2 ARE SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 8.75% OF THE PREMIUM.
          (2) IN POLICY YEARS 8 AND LATER, CUMULATIVE PREMIUMS LESS THAN OR EQUAL TO TARGET PREMIUM 1 ARE SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 4.75% OF THE PREMIUM; CUMULATIVE PREMIUMS IN EXCESS OF TARGET PREMIUM 1, BUT LESS THAN OR EQUAL TO TARGET PREMIUM 2 ARE SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 1.75% OF THE PREMIUM; AND CUMULATIVE PREMIUMS IN EXCESS OF TARGET PREMIUM 2 ARE SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 1.75% OF THE PREMIUM.

     - STATE TAX - STATE TAX CHARGE OF 2% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

     - FEDERAL TAX - FEDERAL TAX CHARGE OF 1.25% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

OTHER CHARGES AGAINST THE POLICY

     - WE RESERVE THE RIGHT TO APPLY A CHARGE, NOT TO EXCEED $30, FOR EACH TRANSFER OF FUNDS AFTER THE FIRST TWELVE IN A POLICY YEAR BETWEEN INVESTMENT DIVISIONS AND/OR THE FIXED ACCOUNT.

     - WE RESERVE THE RIGHT TO MAKE A CHARGE FOR SEPARATE ACCOUNT FEDERAL INCOME TAX LIABILITIES IF THE LAW SHOULD CHANGE TO REQUIRE TAXATION OF SEPARATE ACCOUNTS.

     - WE RESERVE THE RIGHT TO CHARGE A PARTIAL SURRENDER PROCESSING FEE EQUAL TO $25.00. THE MINIMUM AMOUNT THAT CAN BE WITHDRAWN IS $100.00.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2 (cont)
                                     1091-2

                               INTEREST AND LOANS

POLICY NUMBER- - [00 000 000]   INSURED-- [JOHN DOE]

INTEREST CREDITING

GUARANTEED INTEREST RATE CREDITED TO THE FIXED ACCOUNT-- 3%

CASH VALUE AND LOANS

GUARANTEED ANNUAL LOAN INTEREST RATE -- 6% IN ARREARS

                          ADDITIONAL POLICY INFORMATION

SECTION THREE

THE MINIMUM FACE AMOUNT FOR THIS POLICY, AS REFERRED TO IN THE PROVISIONS OF SECTION THREE, IS $100,000.

SECTION 3.2 - EVERY UNDERWRITTEN FACE AMOUNT INCREASE IS SUBJECT TO A $5,000 MINIMUM AND CANNOT BE MADE DURING THE FIRST POLICY YEAR.

AFTER THE FIRST POLICY YEAR, ONE UNDERWRITTEN FACE AMOUNT INCREASE CAN BE MADE EACH POLICY YEAR UP TO THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 80, WITH A CUMULATIVE MAXIMUM NOT TO EXCEED OUR POLICY RETENTION LIMITS.

SECTION 3.3 - YOU CAN MAKE ONE FACE AMOUNT DECREASE EACH POLICY YEAR.

SECTION 3.4 - YOU CAN CHANGE THE LIFE INSURANCE BENEFIT OPTION OF THIS POLICY ONCE PER POLICY YEAR BEFORE THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 95.

SECTION FOUR

SECTIONS 4.2 AND 4.3 - WHILE THE INSURED IS LIVING, PLANNED AND UNPLANNED PREMIUMS CAN BE PAID AT ANY TIME BEFORE THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 95.

SECTION 4.3 - YOU CAN MAKE AN UNPLANNED PREMIUM PAYMENT UP TO 12 TIMES IN A POLICY YEAR, PROVIDED THE UNPLANNED PREMIUM PAYMENT IS AT LEAST $50.

SECTION 4.10 - THE FACTOR/PERCENTAGE REFERRED TO IN THE 2ND AND 4TH PARAGRAPHS IS 108.7%.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2 (cont)
                                     1091-2

POLICY NUMBER-- [00 000 000]   INSURED-- [JOHN DOE]

SECTION SEVEN

THE MINIMUM FACE AMOUNT FOR THIS POLICY, AS REFERRED TO IN THE PROVISIONS OF SECTION SEVEN, IS $100,000. THE MINIMUM PARTIAL SURRENDER AMOUNT IS $100.

SECTION 7.3 - ALTERNATIVE CASH SURRENDER VALUE (ACSV) EXPIRY DATE: [DECEMBER 31, 2020]

SECTION 7.4 - THE INTEREST RATE REFERRED TO IN THE 1ST PARAGRAPH IS 4%. THE FOLLOWING TABLES PROVIDE THE PERCENTAGES THAT ARE USED IN THE CALCULATION OF THE ACSV BENEFIT, WHICH IS FULLY EXPLAINED IN SECTION 7.4.

                   TABLE OF ACSV BENEFIT DEFERRAL PERCENTAGES

POLICY YEAR   PERCENTAGE DEFERRED
-----------   -------------------
     1                90%
     2                80%
     3                70%
   4-10               60%

              TABLE OF ACSV BENEFIT ANNUAL AMORTIZATION PERCENTAGES

POLICY YEAR   PERCENTAGE
-----------   ----------
     1            0%
     2           30%
    3-6          40%
     7           45%
     8           65%
     9           90%
    10           99%

SECTION TEN

THE MORTALITY TABLE REFERRED TO IN SECTION 10.14 IS THE 2001 COMMISSIONER'S STANDARD ORDINARY MORTALITY, ANB, ULTIMATE, [MALE, NON-SMOKER] VERSION. THE INTEREST RATE REFERRED TO IN SECTION 10.14 IS 4% PER YEAR.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            POLICY DATA PAGE 2 (cont)
                                     1091-2

POLICY NUMBER-- [00 000 000]   INSURED-- [JOHN DOE]

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                             GUIDELINE PREMIUM TEST

                PERCENT OF
INSURED'S AGE   GREATER OF
  ON POLICY     CASH VALUE
 ANNIVERSARY      OR ACSV
-------------   ----------
    0-40           250%
      41           243%
      42           236%
      43           229%
      44           222%
      45           215%
      46           209%
      47           203%
      48           197%
      49           191%
      50           185%
      51           178%
      52           171%
      53           164%
      54           157%
      55           150%
      56           146%
      57           142%
      58           138%
      59           134%
      60           130%
      61           128%
      62           126%
      63           124%
      64           122%
      65           120%
      66           119%
      67           118%
      68           117%
      69           116%
      70           115%
      71           113%
      72           111%
      73           109%
      74           107%
      75           105%
      76           105%
      77           105%
      78           105%
      79           105%
      80           105%
      81           105%
      82           105%
      83           105%
      84           105%
      85           105%
      86           105%
      87           105%
      88           105%
      89           105%
      90           105%
      91           104%
      92           103%
      93           102%
      94           101%
      95           100%

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                              POLICY DATA PAGE 2.2
                                  1091-2.2-GPT

POLICY NUMBER-- [00 000 000]   INSURED-- [JOHN DOE]

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                       CASH VALUE ACCUMULATION TEST (CVAT)

                PERCENT OF
              GREATER OF CASH
POLICY YEAR    VALUE OR ACSV
-----------   ---------------
    [1               489%
     2               472%
     3               456%
     4               440%
     5               425%
     6               410%
     7               396%
     8               383%
     9               370%
    10               357%
    11               345%
    12               334%
    13               323%
    14               313%
    15               302%
    16               293%
    17               283%
    18               274%
    19               265%
    20               257%
    21               249%
    22               241%
    23               234%
    24               227%
    25               220%
    26               214%
    27               208%
    28               202%
    29               196%
    30               191%
    31               186%
    32               181%
    33               176%
    34               172%
    35               168%
    36               164%
    37               160%
    38               156%
    39               152%
    40               149%
    41               146%
    42               143%
    43               140%
    44               137%
    45               134%
    46               132%
    47               130%
    48               127%
    49               125%
    50               123%
    51               121%
    52               120%
    53               118%
    54               116%
    55               114%
    56               113%
    57               111%
    58               109%
    59               107%
    60               104%]

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                              POLICY DATA PAGE 2.2
                                  1091-2.2-CVAT

POLICY NUMBER-- [00 000 000]   INSURED-- [JOHN DOE]

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES

                       (PER $1,000 OF NET AMOUNT AT RISK)

                                 [MALE, AGE 35]

                           CLASS OF RISK: [NON-SMOKER]

POLICY YEAR
-----------
    [01         .09
     02         .10
     03         .10
     04         .11
     05         .11
     06         .12
     07         .13
     08         .14
     09         .16
     10         .18
     11         .19
     12         .21
     13         .23
     14         .24
     15         .26
     16         .28
     17         .30
     18         .33
     19         .36
     20         .41
     21         .46
     22         .51
     23         .57
     24         .62
     25         .68
     26         .75
     27         .83
     28         .93
     29        1.05
     30        1.17
     31        1.30
     32        1.43
     33        1.56
     34        1.71
     35        1.85
     36        2.04
     37        2.24
     38        2.50
     39        2.79
     40        3.08
     41        3.41
     42        3.77
     43        4.19
     44        4.68
     45        5.25
     46        5.87
     47        6.59
     48        7.35
     49        8.18
     50        9.10
     51       10.14
     52       11.32
     53       12.62
     54       14.04
     55       15.57
     56       17.20
     57       18.76
     58       20.42
     59       22.22
     60       24.16]

THESE MAXIMUMS WILL BE INCREASED BY ANY FLAT EXTRA CHARGES THAT APPLY.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                               POLICY DATA PAGE 2A
                                     1091-2A

WE & YOU

In this policy, the words "we", "our" or "us" refer to New York Life Insurance and Annuity Corporation, and the words "you" or "your" refer to the Owner(s) of this policy.

When you write to us, please include the policy number, the Insured's full name, and your current address.

                                    CONTENTS

SECTION                              PROVISIONS                             PAGE
-------   ---------------------------------------------------------------   ----
          POLICY DATA PAGES
ONE       LIFE INSURANCE BENEFITS                                              4
TWO       OWNER AND BENEFICIARY                                                4
THREE     POLICY CHANGES                                                       5
FOUR      PREMIUMS                                                             6
FIVE      SEPARATE ACCOUNT                                                     9
SIX       FIXED ACCOUNT                                                       11
SEVEN     CASH VALUE AND LOANS                                                11
EIGHT     CALCULATION OF MONTHLY DEDUCTION CHARGE                             15
NINE      PAYMENT OF POLICY PROCEEDS                                          17
TEN       GENERAL PROVISIONS                                                  18

     APPLICATION - Attached to the Policy

     RIDERS OR ENDORSEMENTS
     (IF ANY) - Attached to the Policy


                                     PAGE 3
                                     1091-3

                      SECTION ONE - LIFE INSURANCE BENEFITS

1.1 LIFE INSURANCE PROCEEDS The amount of life insurance proceeds payable under this policy consists of:

            -    The Life Insurance Benefit of this policy, plus

            - The death benefit payable of any riders in effect on the Insured on the date of the Insured's death, less

            - Any unpaid loan, accrued loan interest, and any unpaid Monthly Deduction Charges.

       The Life Insurance Benefit of this policy is based on the Life Insurance Benefit Option in effect on the date of death and the policy's Initial Face Amount shown on the "Policy Information" Policy Data page. It will also reflect any changes to the Face Amount of the policy in accordance with the provisions of this policy and any applicable riders.

       We will pay the life insurance proceeds to the beneficiary promptly when we have due proof that the Insured died on or after the Effective Date of this policy, subject to all of this policy's provisions. A claim for the life insurance proceeds must be made in writing to our Service Office for variable products, as referred to in the most current prospectus that is on file with the SEC or any other location that we indicate to you in writing. (This is referred to as "Service Office" in this policy.)

1.2 LIFE INSURANCE BENEFIT OPTIONS Prior to the Policy Anniversary on which the Insured is age 95, the Life Insurance Benefit payable under this policy will be determined in accordance with one of the following options. See Policy Data Page 2.2 for a table of the percentages referenced. See Section Seven of this policy for a description of Alternative Cash Surrender Value (ACSV) and ACSV Benefit.

            OPTION 1 - This option provides a Life Insurance Benefit equal to the greater of the Face Amount of the policy or a percentage of the sum of the Cash Value plus the ACSV Benefit that is equal to the minimum necessary for this policy to qualify as life insurance under
            Section 7702 of the Internal Revenue Code, as amended.

            OPTION 2 - This option provides a Life Insurance Benefit equal to the greater of the sum of the Face Amount of the policy plus the Cash Value or a percentage of the sum of the Cash Value plus the ACSV Benefit that is equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended.

            OPTION 3 - This option provides a Life Insurance Benefit equal to the greater of the sum of the Face Amount of the policy plus the Adjusted Total Premium, or a percentage of the sum of the Cash Value plus the ACSV Benefit that is equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. See Section 4.5 for an explanation of the Adjusted Total Premium.

                       SECTION TWO - OWNER AND BENEFICIARY

2.1 OWNER The owner of this policy is shown on the "Policy Information" Policy Data page. In this policy, the words "you" and "your" refer to the owner.

2.2 CHANGE OF OWNERSHIP You can change the owner of this policy in a form we provide. The form and any other requirements must be completed and signed by you. This change will take effect as of the date you signed the form, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner or successor owner cancels any prior choice of owner or successor owner, but does not change the beneficiary. If the owner or successor owner is changed during the first 10 policy years, the ACSV Benefit is forfeited. See Sections 7.3 and 7.4 for more information about this Benefit.


                                     PAGE 4
                                     1091-4

2.3 SUCCESSOR OWNER A successor owner can be named in the application, or in a form we provide. The form and any other requirements must be completed and signed by you. If you die before the successor owner, the successor owner will become the new owner. If no successor owner survives you and you die before the Insured, your estate becomes the new owner.

2.4 BENEFICIARY The beneficiary for any life insurance proceeds is the person or entity named in the application, or in a notice you sign that gives us the information we need. If more than one beneficiary is named, they can be classed as first, second, and so on. If 2 or more are named in a class, their share in the proceeds is equal, unless you state otherwise. The stated shares will be paid to any first beneficiaries who survive the Insured. If no first beneficiaries survive, payment will be made to any beneficiary surviving in the second class, and so on.

       If no beneficiary for either all or part of the proceeds survives the Insured, the right to those proceeds will pass to you. If you are deceased or have ceased to exist, this right will pass to your estate or successor entity, as applicable.

2.5 CHANGE OF A BENEFICIARY While the Insured is living, you can change a beneficiary by notifying us in writing. The notice must clearly state the beneficiary designation, be signed by you, and include the policy number and the name of the Insured. However, in the case of an irrevocable beneficiary, a change in beneficiary is not permitted, unless the irrevocable beneficiary consents to such change. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change. For example, if we make any payment before we record the change, we will not have to make the payment again.

2.6 SIMULTANEOUS DEATH OF INSURED AND BENEFICIARY Unless stated otherwise in the policy or in your signed notice that is in effect at the Insured's death, if any beneficiary dies at the same time as the Insured or within 15 days after the Insured but before we receive due proof of the Insured's death, we will pay the proceeds as though that beneficiary died first.

                         SECTION THREE - POLICY CHANGES

3.1 POLICY CHANGES You can apply in writing to increase or decrease the Face Amount of this policy (without changing the Life Insurance Benefit Option) as described in Sections 3.2 and 3.3, or to change the Life Insurance Benefit Option within the limits stated in Section 3.4. Changes can be made only while the Insured is living, and only if this policy would continue to qualify as Life Insurance as defined under Section 7702 of the Internal Revenue Code, as amended.

3.2 FACE AMOUNT INCREASES You can increase the Face Amount of this policy with underwriting. This increased amount of insurance is referred to as an Underwritten Face Amount Increase in this policy and is subject to the limits that are shown on the "Additional Policy Information" Policy Data page. To execute an Underwritten Face Amount Increase, you must send us your written application, also signed by the Insured together with any proof of insurability that we require. Any Underwritten Face Amount Increase will take effect on the Monthly Deduction Day on or next following the date we approve the application for the increase and does not extend the ACSV Period. (See Section 7.3.) Any Face Amount Increase that occurs automatically and without your request is not subject to evidence of insurability.

       The Cost of Insurance and Monthly Per Thousand of Face Amount Charge for an Underwritten Face Amount Increase will be based on the Insured's attained age, gender, and class of risk at the time the Underwritten Face Amount Increase takes effect. New Contestable and Suicide Exclusion periods will apply for the Underwritten Face Amount Increase, beginning on the effective date of that increase.

3.3 FACE AMOUNT DECREASES You can decrease the Face Amount of this policy, provided the new Face Amount for this policy meets the minimum Face Amount requirement shown on the "Additional Policy Information" Policy Data page. This decrease in the amount of insurance is a Face Amount Decrease.


                                     PAGE 5
                                     1091-5

       Any Face Amount Decrease will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office. You should consult your Tax Advisor regarding the tax consequences of decreasing the Face Amount of this policy.

       The Face Amount Decrease will first be applied to reduce the most recent Face Amount Increase made under this policy and any applicable riders. It will then be applied to reduce other Face Amount Increases in the reverse order in which they took place, and then to decrease the Initial Face Amount at issue.

3.4 LIFE INSURANCE BENEFIT OPTION CHANGES Life Insurance Benefit Option changes will take effect on the Monthly Deduction Day on or next following the date we receive your signed request at our Service Office.

       If you change from Option 1 to Option 2, the Face Amount of this policy will be decreased by the Cash Value.

       If you change from Option 2 to Option 1, the Face Amount of this policy will be increased by the Cash Value.

       Changes to Option 3 will not be allowed at any time. However, you can change from Option 3 to Options 1 or 2. If you change from Option 3 to Option 1, the Face Amount of this policy will be increased by the Adjusted Total Premium. If you change from Option 3 to Option 2, the Face Amount of this policy will be increased by the Adjusted Total Premium and decreased by the Cash Value. This amount will never be less than zero. The Adjusted Total Premium is described in more detail in Section 4.5.

       You can change the Life Insurance Benefit Option of this policy subject to the limits shown on the "Additional Policy Information" Policy Data page. Changes in the Life Insurance Benefit Option that would cause the Face Amount of this policy to fall below the minimum Face Amount requirement shown in the "Additional Policy Information" Policy Data page will not be permitted.

                             SECTION FOUR - PREMIUMS

4.1 PREMIUM PAYMENTS You can make planned and/or unplanned premium payments at any interval or by any method we make available at any time before the Policy Anniversary on which the Insured is age 95, and while the Insured is living. See Sections 4.2 and 4.3. Limits for these payments are shown on the "Additional Policy Information" Policy Data page. Premiums are payable at our Service Office. The Cash Value and Life Insurance Benefit under this policy are based on the amount and interval of the premiums that have been received by us. The investment experience of the Separate Account is also reflected. Please refer to Section Seven - Cash Value and Loans for full details.

       If you stop paying premium payments, the policy will continue in effect as long as the Cash Surrender Value is sufficient to pay Monthly Deduction Charges.

4.2 PLANNED PREMIUM Planned Premium refers to the amount and frequency of premium payments you selected for your premium payment schedule. The amount and interval of any Planned Premiums, as stated in the application, are shown on the "Premium Information" Policy Data page and any limitations are shown on the "Additional Policy Information" Policy Data page. The first Planned Premium is payable as of the Policy Date. A Planned Premium does not have to be paid to keep this policy in effect provided the Cash Surrender Value is sufficient to cover the charges made on the Monthly Deduction Day. Payment of the Planned Premium alone may not guarantee that coverage will remain in effect. The amount and frequency of any Planned Premium can be increased or decreased subject to the limits we set. However, in no event can the Planned Premium be an amount that would jeopardize the policy continuing to qualify as Life Insurance, as defined under Section 7702 of the Internal Revenue Code, as amended. (See Section 4.4.)


                                     PAGE 6
                                     1091-6

4.3 UNPLANNED PREMIUMS Unplanned Premiums are premium payments you can make in addition to a Planned Premium. You can make an Unplanned Premium payment while the Insured is living and subject to the limits shown on the "Additional Policy Information" Policy Data page. In no event can the Unplanned Premiums be an amount that would jeopardize the policy continuing to qualify as Life Insurance, as defined under Section 7702 of the Internal Revenue Code, as amended. (See Section 4.4.) If an Unplanned Premium payment would result in an increase to the Life Insurance Benefit that is larger than the increase to (a) the Cash Value or (b) any ACSV, we will require proof of insurability before accepting that payment and applying it to the policy. A written application will also be required and a copy of the application will be placed in the policy and made a part of it. Any unplanned payment not specifically designated as an Unplanned Premium payment or a loan repayment will be credited to the policy as an Unplanned Premium.

4.4 PREMIUM PAYMENT LIMITATIONS In addition to the limits described in Sections 4.1, 4.2 and 4.3, premium payments are also limited by the premium test choice you made when you applied for this policy. These premium tests are used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Internal Revenue Code, as amended.

            (1) The Guideline Premium Test (or GPT) allows you to maintain a higher level of Cash Value and/or Alternative Cash Surrender Value in relation to the Life Insurance Benefit. If you chose this test and the premium you pay during any policy year exceeds the maximum permitted under this Internal Revenue Code test, we will return any such excess within 60 days after the end of the policy year, with interest at a rate of not less than the interest rate shown on the "Interest And Loans" Policy Data page.

            (2) The Cash Value Accumulation Test (or CVAT) allows you to maintain a higher level of Life Insurance Benefit in relation to Cash Value and/or Alternative Cash Surrender Value.

       The test you chose is shown on Policy Data Page 2.2 and cannot be changed.

4.5 ADJUSTED TOTAL PREMIUM The Adjusted Total Premium is equal to the total Planned and Unplanned Premium payments made, less the total partial surrenders taken under the policy. Reductions in premium payments due to partial surrenders will never cause this amount to be less than zero. The Adjusted Total Premium is used to calculate the Life Insurance Benefit under Life Insurance Benefit Option 3.

4.6 PREMIUM EXPENSE CHARGES Premium Expense Charges are deducted from each Planned and Unplanned Premium when that payment is received. These charges will not exceed the percentage(s) shown on the "Policy Charges" Policy Data page. The balance of the premium (the net premium) is applied to the Separate Account and Fixed Account in accordance with your premium allocation election in effect at that time and before any other deductions which may be due are made. Any net premium payment received prior to the end of the Right To Examine Period, plus any interest accrued, will be allocated to the General Account until the end of the Right To Examine Period.

4.7 CHANGING A PREMIUM ALLOCATION ELECTION You can change your premium allocation election stated in the application. You do this by either submitting a signed written request or by another method acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero or a whole number, which is at least 1%. Any change will be effective as of the business day we receive your signed request at our Service Office.

4.8 10-YEAR NO LAPSE GUARANTEE During the first 10 policy years, we guarantee this policy will not lapse as long as the total premiums you have paid (less any loans, accrued loan interest and partial surrenders) are at least equal to the minimum monthly premium shown on the "Premium Information" Policy Data page multiplied by the number of Monthly Deduction Days since the Policy Date. The minimum monthly premium is recalculated based on any change in coverage, such as a face amount increase made under this policy and any applicable riders or a decrease, adding or deleting a rider, a change in a rider face amount and/or a change in class of risk.


                                     PAGE 7
                                     1091-7

       If the minimum monthly premium test, as described above, is satisfied, the policy will not enter the Late Period even if the Cash Surrender Value on a Monthly Deduction Day is insufficient to pay the Monthly Deduction Charges. We will deduct the charges from your Cash Surrender Value to the extent possible and will defer the deduction of any amount that exceeds the Cash Surrender Value. When the guarantee period ends, if there is insufficient Cash Surrender Value to cover the current and any deferred Monthly Deduction Charges, you will be sent a bill. If the bill is not paid within 31 days, the policy will lapse.

       The 10-Year No Lapse Guarantee will end on the tenth Policy Anniversary.

4.9 LATE PERIOD If, on a Monthly Deduction Day, the 10-Year No Lapse Guarantee is not active and the Cash Surrender Value is less than the Monthly Deduction Charges for the next policy month, the policy will continue for a Late Period of 62 days after that Monthly Deduction Day. This may happen even if all Planned Premiums have been paid. If we do not receive payment before the end of the Late Period, the policy will end and there will be no more benefits under the policy or any attached riders. To inform you of this event, we will mail a notice to you at your last known address at least 31 days before the end of the Late Period. We will also mail a copy of the notice to the last known address of any assignee on our records.

       If the Insured dies during the Late Period, we will pay the life insurance proceeds to the beneficiary. As noted in Section 1.1, these proceeds will be reduced by the amount of any unpaid loan and accrued loan interest. They will also be reduced by the Monthly Deduction Charges for the full policy month or months that run from the beginning of the Late Period through the policy month in which the Insured died.

4.10 REINSTATEMENT Within 5 years after this policy has ended, you can apply, in writing, to reinstate the policy (and any other benefits provided by riders) if you did not surrender it. If the required payment is made within 31 days after the end of the Late Period, no proof of insurability is required but the Insured must be living when we receive the payment. If not, when you apply for reinstatement, you must provide proof of insurability that is acceptable to us. A written application will be required and a copy of the application will be placed in the policy and made a part of it.

       To reinstate this policy, a payment that is sufficient to keep this policy in effect for at least 3 months must be made. This premium payment will equal 3 Monthly Deduction Charges (including any charges due and unpaid at the time of lapse), multiplied by the factor shown on the "Additional Policy Information" Policy Data page, to account for premium expense charges. This payment will be in lieu of the payment of all premiums in arrears.

       If this policy is reinstated, we will reinstate the Cash Value corresponding to the date of reinstatement, less any unpaid loan and accrued loan interest if not repaid. Any unpaid loan can also be repaid, together with loan interest at the current loan interest rate compounded once each year from the end of the Late Period to the date of reinstatement.

       The date of reinstatement is the Monthly Deduction Day on or next following the date we approve your signed request for reinstatement.

4.11   REINSTATEMENT AND ACSV BENEFIT If the policy ends (as described in
       Section 4.9) during the first 10 policy years (referred to as the ACSV Period), the ACSV Benefit will be zero on the date the policy ends. Upon reinstatement of the policy, the ACSV Benefit will be reinstated, but the ACSV Benefit will begin at zero. We will calculate the ACSV, as described in Section Seven - Cash Value and Loans, from the period beginning on the reinstatement date up to the 10th Policy Anniversary. At reinstatement, the amortization of the ACSV Benefit will be calculated based on the number of months remaining in the original 10-year period.


                                     PAGE 8
                                     1091-8

                         SECTION FIVE - SEPARATE ACCOUNT

5.1 SEPARATE ACCOUNT We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains, or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

5.2 SEPARATE ACCOUNT ASSETS The Separate Account invests its assets in shares of one or more mutual funds or mutual fund portfolios. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

       The assets of the Separate Account are our property. There are Separate Account assets, which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

       We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued, as determined in accordance with a method of valuation that we established in good faith.

       We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

5.3 OUR RIGHTS TO THE SEPARATE ACCOUNT We also reserve the right, when permitted by law, to do the following.

       (a) De-register the Separate Account under the Investment Company Act of 1940;

       (b) Manage the Separate Account under the direction of a committee or discharge such committee at any time;

       (c) Restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

       (d) Combine the Separate Account with one or more other separate accounts; and

       (e) Make additions to, deletions from or substitutions for the mutual funds or mutual fund portfolio shares held in any Investment Division with similar objectives.

       When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.4 ACCUMULATION UNITS Your interest of this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units. Accumulation Units are the accounting units used to calculate the values under this policy. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.


                                     PAGE 9
                                     1091-9

5.5 VALUE OF ACCUMULATION UNITS The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (1) by (2), where:

       (1)  is the sum of:

            (a) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

            (b) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

       (2) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

       The net investment factor may be greater or less than one. Therefore, the value of an Accumulation Unit may increase or decrease.

5.6 TRANSFERS Transfers can be made between Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. We reserve the right to apply a charge, as shown on the "Policy Charges" Policy Data page. If this charge is assessed, it will be deducted proportionately from the appropriate Investment Divisions, and/or Fixed Account that funds are transferred to, on the basis of the amount of the total transfer, which is allocated from each Investment Division, and/or the Fixed Account.

       Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we received, at our Service Office, your signed written request (or by any method acceptable to us), which gives us the facts that we need. However, if we receive your request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day.

       The minimum amount that can be transferred from any one Investment Division is the lesser of: (a) $500 or (b) the value of all Accumulation Units remaining in that Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.

       Your right to make transfers under the policy is subject to modification if we determine in our sole discretion that the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which we consider to be to the actual or potential disadvantage of other policyowners. Any modification could be applied to transfers to or from some or all of the Investment Divisions and could include, but not be limited to, not accepting a transfer request from any person, investment advisor, asset allocation and/or market timing service made on behalf of policyowners and/or limiting the amount that may be transferred into or out of any Investment Division at any one time.


                                     PAGE 10
                                     1091-10

                           SECTION SIX - FIXED ACCOUNT

6.1 FIXED ACCOUNT The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account. The amount in the Fixed Account is credited with a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate can change, but will never be less than the rate shown on the "Interest And Loans" Policy Data page. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to or amounts transferred to the Fixed Account receive the rate in effect at that time.

6.2 FIXED ACCOUNT TRANSFERS You can make transfers from the Fixed Account to the Separate Account. The minimum amount, which can be transferred, is the lesser of: (a) $500 or (b) the amount in the Fixed Account. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year cannot exceed the greater of: (a) $5,000 or (b) 20% of the accumulation value in the Fixed Account at the beginning of that policy year.

       You can also make transfers from the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount that can be transferred from any one Investment Division is the lesser of: (a) $500 or (b) the value of all Accumulation Units remaining in that Investment Division, unless we agree otherwise. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

       If, during any period the interest rate being credited to the Fixed Account is equal to the guaranteed rate shown on the "Interest And Loans" Policy Data page, the sum of all transfers to the Fixed Account in a policy year cannot exceed the greater of: (a) $5,000 or (b) 20% of the total value in the Separate Account at the beginning of that policy year. If, during a given policy year, this limit becomes effective, and you have already transferred more than the greater of: (a) $5,000 or (b) 20% of the Separate Account value to the Fixed Account, no additional transfers to the Fixed Account will be permitted for the remainder of that policy year. However, this maximum limit will not apply if the Insured is age 80 or older on the most recent Policy Anniversary.

                      SECTION SEVEN - CASH VALUE AND LOANS

7.1 CASH VALUE The Cash Value of this policy at any time is equal to the total value of your policy's Accumulation Units in the Separate Account plus the amount in the Fixed Account.

7.2 INTEREST CREDITING Interest is credited to the Fixed Account portion of the Cash Value. This interest is based on a rate(s) of interest that we declare periodically. Such rate(s) will be declared at least once annually and will never be less than the guaranteed rate shown on the "Interest and Loans" Policy Data page. Any interest credited in excess of this guaranteed interest rate will be nonforfeitable.

       We begin crediting interest on any premium payment, after deducting the applicable Premium Expense Charge, on the date that the premium payment is received by our Service Office.

7.3 ALTERNATIVE CASH SURRENDER VALUE While the Insured is living, this policy will have an Alternative Cash Surrender Value (ACSV) during the ACSV Period, provided that the policy has not been assigned and the Owner has not changed. The ACSV is equal to the Cash Surrender Value of the policy plus the value of the ACSV Benefit on the date we receive your request for surrender. (See Section 7.4 for more information about the ACSV Benefit.) On the 10th Policy Anniversary and any date thereafter, the Cash Surrender Value is payable upon surrender of the policy.


                                     PAGE 11
                                     1091-11

7.4 ACSV BENEFIT The ACSV Benefit is equal to a percentage of the sum of the Premium Expense and Monthly Per Thousand of Face Amount Charges (for the Initial Face Amount of the policy and all Face Amount Increases made under this policy and any applicable riders), as shown in the Table of ACSV Benefit Deferral Percentages on the "Additional Policy Information" Policy Data page. This benefit will be amortized monthly beginning with the 13th policy month and continuing through the end of the 10th policy year. The ACSV Benefit is not invested but will accumulate interest, as shown on the "Additional Policy Information" Policy Data page.

       Further information on how this Benefit is calculated follows. On the 10th Policy Anniversary and any date thereafter, the ACSV Benefit will be zero.

       This policy's ACSV Benefit, as calculated on each Monthly Deduction Day, for policy months 1 through 12 is equal to the sum of a+b+c+e, and for policy months 13 through the end of the 10th policy year is equal to the sum of (a+b+c)-d+e, where:

       (a)  = the ACSV Benefit for the previous month;

       (b) = a percentage of the Premium Expense Charges deducted from all premiums paid since the last Monthly Deduction Day;

       (c)  = a percentage of the Monthly Per Thousand of Face Amount Charge;

       (d) = the monthly amortization of a+b+c using the current policy year amortization rate, as shown in the Table of ACSV Benefit Annual Amortization Percentages on the "Additional Policy Information" Policy Data page;

       (e)  = the interest (if any) credited on the amount of (a+b+c)-d.

       Upon our receipt of your request to surrender this policy in full, we will increase the current ACSV Benefit by any Premium Expense Charges that have been deducted from premium payments received since the prior Monthly Deduction Day.

       The ACSV Benefit is not available to support Monthly Deduction Charges or for purposes of a 1035 Exchange, policy exchange, loan, partial surrender, lapse, reinstatement, or as part of a death benefit payment. It is only available on a full surrender of this policy during the ACSV Period.

7.5 FULL SURRENDER When this policy has Cash Value, and while the Insured is living, you can surrender it for the Cash Surrender Value or, if applicable, the ACSV. The Cash Surrender Value is equal to the Cash Value less any unpaid loan and accrued loan interest. The Cash Value, ACSV (during the ACSV Period) and Cash Surrender Value will be calculated as of the date on which we receive your signed request at our Service Office. All insurance will end on the date we receive your surrender request.

       It may happen that a premium payment is paid after a Monthly Deduction Day and we then receive your signed request for surrender proceeds before the next Monthly Deduction Day. In this case, that premium payment will be included as part of the surrender or ACSV proceeds.

7.6 PARTIAL SURRENDER You can request a partial surrender by sending your signed request to our Service Office. This request must be received while the Insured is living. The minimum partial surrender amount is shown in the "Additional Policy Information" Policy Data page. The surrender will be made proportionally from the Fixed Account and/or Investment Divisions of the Separate Account, unless you indicate otherwise. If the portion of your request for a partial surrender from the Fixed Account or Investment Division of the Separate Account is greater than the amount in the Fixed Account and/or Investment Division of the Separate Account, we will pay you the entire value of the Fixed Account and/or that Investment Division of the Separate Account.

       When you take a partial surrender, the Cash Value, Cash Surrender Value, the ACSV (during the ACSV Period) and Adjusted Total Premium (if Life Insurance Benefit Option 3 is in effect) will be reduced by the amount of the surrender plus any applicable fees, as shown on the "Policy Charges" Policy Data page. A reduction of the Adjusted Total Premium will never cause the Adjusted Total Premium to be less than zero.


                                     PAGE 12
                                     1091-12

       For policies where Life Insurance Benefit Option 1 is in effect, the Face Amount will be reduced by the difference between:

            (a)  the amount of the surrender; and

            (b)  the greater of:

                 (i) the Cash Value of the policy immediately prior to the surrender, minus the Face Amount of this policy divided by the applicable percentage, as shown in Policy Data page 2.2, for the Insured's age at the time of surrender, or

                 (ii) zero.

       If the above results in zero or a negative amount, there will be no adjustment in the Face Amount of this policy.

       For policies where Life Insurance Benefit Option 2 is in effect, a partial surrender will not affect the Face Amount of this policy.

       For policies where Life Insurance Benefit Option 3 is in effect and the Adjusted Total Premium amount is less than the amount of the surrender, the Face Amount of the policy will be reduced by the difference between:

            (a) the amount of the surrender less the Adjusted Total Premium amount immediately prior to the surrender; and

            (b)  the greater of:

                 (i) the Cash Value of the policy immediately prior to the surrender, less the Adjusted Total Premium, minus the Face Amount of the policy divided by the applicable percentage shown on Policy Data Page 2.2, for the Insured's age at the time of surrender, or

                 (ii) zero.

       If the above results in zero or a negative amount, there will be no adjustment in the Face Amount of the policy.

       Any decrease in Face Amount caused by payment of a partial surrender will first be applied against the most recent Face Amount Increase made under this policy and any applicable riders. It will then be applied to other Face Amount Increases in the reverse order in which they took place, and then to the Initial Face Amount of the policy.

       Proceeds from a partial surrender will be determined as of the date we receive your signed request at our Service Office in a method acceptable to us. Each time you make a partial surrender of the Cash Surrender Value, we may deduct a service charge from the Cash Value that remains under this policy. If a partial surrender would cause the policy's Face Amount to fall below our minimum Face Amount requirement, we reserve the right to require a full surrender. The amount of the service charge and the minimum Face Amount requirements are shown on the "Policy Charges" and "Additional Policy Information" Policy Data pages, respectively. This service charge will be deducted from the Fixed Account and/or Investment Divisions based on the surrender allocation, or, if none, proportionally.

7.7 LOAN VALUE You can borrow any amount up to the loan value of this policy using this policy as sole security. The loan value on any given date is equal to (100%-a)x(b)-(c), where:

       (a)  equals the current loan interest rate;

       (b)  equals the policy's Cash Surrender Value, and

       (c)  equals the sum of three Monthly Deduction Charges.

       You may wish to consult your tax advisor prior to taking a loan under this policy. Loans can affect the 10-Year No Lapse Guarantee. Please refer to Section 4.8 of this policy for further details.


                                     PAGE 13
                                     1091-13

7.8 LOAN INTEREST Loan interest accrues each day and is payable on the anniversary, the date of death, the date of surrender, the date the policy ends, the date of a loan increase or loan repayment, and any other date we specify. Loan interest not paid when due will become part of the loan and will also bear interest.

7.9 LOAN INTEREST RATE The effective annual loan interest rate is the rate we charge for policy loans. It is determined at least once every 12 months, but not more frequently than once in any 3-month period. It is payable in arrears and will never exceed the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page. Loan interest for the policy year in which a loan is taken will be due on the next Policy Anniversary.

       If we have set a rate lower than the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page, any subsequent increase in the interest rate will be subject to the following conditions.

            (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date of the establishment of the previous rate.

            (2) The amount by which the interest rate can be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed the Guaranteed Annual Loan Interest Rate shown on the "Interest and Loans" Policy Data page.

            (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

            (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

            (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

       This policy will not lapse in a given policy year solely as a result of a change in the loan interest rate during that policy year.

7.10 LOAN PROCEDURES When a new loan is taken (including the situation where unpaid loan interest is charged as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account that is securing the outstanding loan(s) will equal 100% of the sum of the new loan and any previous unpaid loans. This transfer will be made on a pro-rata basis from the various Investment Divisions.

       While a policy loan is outstanding, no partial surrenders or transfers that would reduce the Cash Value of the Fixed Account below 100% (or any lower percentage that may be in effect at that time) of the outstanding loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below the amount of the outstanding loan, we reserve the right to deduct that portion of the Monthly Deduction Charge on a pro-rata basis from the Investment Divisions instead.

       In policy years 1-20, the amount in the Fixed Account, which equals the amount of the unpaid loan will be credited with interest at a rate, which will never be lower than 2% less than the rate we charge for policy loans. Starting in policy year 21, the amount in the Fixed Account, which equals the amount of the unpaid loan will be credited with interest at a rate which will never be lower than .25% less than the rate we charge for policy loans. The rate we credit to the amount in the Fixed Account, which equals the amount of the unpaid loan will never be less than the Guaranteed Interest Rate credited to the Fixed Account, as shown on the "Interest and Loans" Policy Data page.

7.11 LOAN REPAYMENTS All or part of an unpaid loan and accrued loan interest can be repaid before the Insured's death or before we pay the full Cash Surrender Value or ACSV benefit. We will deduct any unpaid loan and accrued loan interest when life insurance or full Cash Surrender Value or ACSV proceeds are paid. A payment not designated as a loan repayment will not be credited to the policy as a loan repayment, but rather as an Unplanned Premium payment. When a loan repayment is received, we will first use that money to cancel any portion of the outstanding loan, which was originally taken from the Fixed Account. Any remaining portion of the loan repayment will be allocated to the Separate Account in the


                                     PAGE 14
                                     1091-14
       same proportion as the amount of money you have in each Investment Division on the date of the loan repayment, unless you indicate otherwise and we agree.

       If a loan is outstanding when full Cash Surrender Value or ACSV proceeds are paid, those proceeds will reflect a deduction of any outstanding policy loan and accrued loan interest. It may happen in a given policy year that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in the rate during that year), any unpaid loan plus accrued loan interest exceeds the Cash Value of this policy. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. If the excess of the unpaid loan plus accrued loan interest over the Cash Value is not paid within that 31 days, all insurance will end 31 days after the date on which we mail that notice to you.

       However, if a higher interest rate or rates take effect during the policy year, this policy will not end any sooner than it would have if the rate had not changed.

7.12 LOAN AND SURRENDER PAYMENT DEFERRAL Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all of the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading, issues an order that permits us to delay payment for the protection of our policyowners or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we can defer paying you any partial or full Cash Surrender Value or ACSV benefits, or defer any loan proceeds, except to pay a premium due us, based on funds allocated to the Fixed Account, for up to 6 months from the date we receive your request. Interest will be paid on any amount deferred beyond that date. We will set the interest rate to a rate that will not be less than required by law.

             SECTION EIGHT - CALCULATION OF MONTHLY DEDUCTION CHARGE

8.1 MONTHLY DEDUCTION CHARGE On each Monthly Deduction Day, the following deductions are made:

       (a) A Monthly Mortality and Expense Risk Charge that can change, but will not exceed the amount shown on the "Policy Charges" Policy Data page;

       (b)  The Monthly Cost of Insurance for this policy;

       (c) A Monthly Contract Charge that can change, but will not exceed the amount shown on the "Policy Charges" Policy Data pages;

       (d) If applicable, a Monthly Asset Allocation Access Charge that can change, but will not exceed the amount shown on the "Policy Charges" Policy Data pages;

       (e)  The monthly cost for any riders attached to this policy;

       (f) A Monthly Per Thousand of Face Amount Charge(s) that can change, but will not exceed the amount shown on the "Policy Charges" Policy Data pages.

       In some cases, an extra deduction may be required due to an Insured's circumstances, including but not limited to their medical condition, occupation, motor vehicle or aviation record. These deductions are referred to as flat extras. The amount and duration of these flat extras, if any, are shown in a footnote on the "Premium Information" Policy Data page.

       The Monthly Deduction Day for this policy, which is shown on the "Policy Charges" Policy Data page, will be the same calendar day each month as determined by the Policy Date. The first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the Issue Date of the policy. If on the Issue Date we have not yet received the initial premium payment for the policy, the first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the date we receive such payment. Deductions made on the first Monthly Deduction Day will include the monthly deductions that would have been made on each Monthly Deduction Day for the period from the Policy Date to the first Monthly Deduction Date, as if the policy were issued on the Policy Date.


                                     PAGE 15
                                     1091-15

       All monthly deductions are made in accordance with your expense allocation, if any. If no expense allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Account.

8.2 COST OF INSURANCE CALCULATION The Cost of Insurance for the Initial Face Amount is equal to (1) multiplied by the result of (2) minus (3), where:

            (1) is the monthly Cost of Insurance rate per $1,000 of Net Amount at Risk;

            (2) is the number of thousands of Life Insurance Benefit (as defined in the applicable Option 1, Option 2 or Option 3 in Section One) divided by 1.0032737; and

            (3) is the number of thousands of Cash Value as of the Monthly Deduction Day (before this Cost of Insurance, any applicable contract charge, and the monthly cost of any riders are subtracted).

       The Net Amount at Risk is (2) minus (3).

       The calculation for Cost of Insurance charges is performed for each Face Amount Increase made under this policy and any applicable riders in the order in which the increases were made, by using the formula stated above.

       However, the value for (3) that is used in the calculation of the Cost of Insurance charges for the first Face Amount Increase will be zero, unless the value for (3) according to the formula above is greater than the value that was used to determine the value for (2) when the Cost of Insurance for the Initial Face Amount was calculated.

       When the value calculated for (3) is greater than the value that was used for (2) in the calculation of Cost of Insurance charges for the Initial Face Amount, the difference between these two values will be used as the value for (3) when performing the calculation for the Cost of Insurance charges for the first Face Amount Increase.

       Additionally, for the calculation of Cost of Insurance charges for each subsequent Face Amount Increase, the value used for (3) for the formula above will be equal to zero unless the value calculated for (3) is greater than the value that was used for (2) when the Cost of Insurance calculation was performed on the Face Amount Increase immediately preceding it.

       When the value calculated for (3) is greater than the value that was used for (2) in the Cost of Insurance charge calculation for the Initial Face Amount Increase immediately preceding it, the difference between these two values will be used as the value for (3) when performing this calculation. The Cost of Insurance charges for the Initial Face Amount and any Face Amount Increase cannot be less than zero.

8.3 COST OF INSURANCE RATE The rates used to calculate the Cost of Insurance for the Initial Face Amount of the policy are based on the Insured's age, gender, and class of risk in effect for the Initial Face Amount. The rates used for Underwritten Face Amount Increases are based on the Insured's age, gender, class of risk and the total policy face amount at the time of the increase, as well as the current duration of the Underwritten Face Amount Increase. The rates for the Initial Face Amount of the policy and any Underwritten Face Amount Increases will be based on future expectations for investment income, mortality, persistency, taxes and expenses.

       The monthly rates that apply to the Cost of Insurance for the Initial Face Amount at all ages will not be greater than the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this policy. The actual rate is set by us, in advance, at least once a year. Any change in the Cost of Insurance rate will be on a uniform basis for Insureds of the same classification, such as attained age, gender and class of risk.


                                     PAGE 16
                                     1091-16

       For each Underwritten Face Amount Increase that is based on the same class of risk as the Initial Face Amount, the monthly rates that apply to the Cost of Insurance for the Underwritten Face Amount Increase will not be greater than the table of maximum rates attached to this policy. However, if the class of risk for an Underwritten Face Amount Increase is different than the class of risk for the Initial Face Amount, we will furnish you with the applicable Table of Guaranteed Maximum Monthly Cost of Insurance Rates for that increase.

8.4 MONTHLY PER THOUSAND OF FACE AMOUNT CHARGE The Monthly Per Thousand of Face Amount Charge for the Initial Face Amount is based on the Insured's age, gender, and class of risk at the time of issue. The Monthly Per Thousand of Face Amount Charge for each Underwritten Face Amount Increase is based on the Insured's age, gender, class of risk and current duration of the Underwritten Face Amount Increase.

8.5 MONTHLY PER THOUSAND OF FACE AMOUNT CHARGE CALCULATION The Monthly Per Thousand of Face Amount Charge is calculated each month on each Monthly Deduction Day. We do this even if a premium payment is not made in that month.

       The Monthly Per Thousand of Face Amount Charge is calculated for the Initial Face Amount of insurance by multiplying the Per $1000 Charge for the appropriate year by the number of thousands of the Initial Face Amount. The applicable Per $1000 Charge for any policy year will not be greater than the maximum rate shown on the "Policy Charges" Policy Data page.

       The Monthly Per Thousand of Face Amount Charge is calculated separately for each Underwritten Face Amount Increase by multiplying the Per $1000 Charge for the appropriate year by the number of thousands for each respective Underwritten Face Amount Increase.

8.6 MONTHLY ASSET ALLOCATION ACCESS CHARGE A Monthly Asset Allocation Access Charge (if applicable) will be deducted monthly from the Cash Value of the policy for making available, and administering the delivery of, asset allocation services provided by an investment adviser. These services pertain only to the allocation of policy premiums and any Cash Value among the policy's Investment Divisions of the Separate Account. If you have elected to receive these asset allocation services, we will begin to deduct this charge on the Monthly Deduction Day after the Right To Examine Period has ended and the Separate Account Value of the policy is equal to or greater than the amount shown on the "Policy Charges" Policy Data page. If the asset allocation services have been canceled by you or otherwise terminated, the charge will end on the Monthly Deduction Day following the date we receive your written notification of this cancellation/termination. If your policy's Separate Account Value is less than the amount shown on the "Policy Charges" Policy Data page, the charge will not be deducted on the next Monthly Deduction Day.

8.7 RIDER COST The monthly cost of any rider attached to this policy is described on the Policy Data pages.

                    SECTION NINE - PAYMENT OF POLICY PROCEEDS

9.1 PAYMENT OF POLICY PROCEEDS The proceeds of this policy will be paid in one sum, or if elected, all or part of these proceeds can be placed under any of the options described in this contract. We will pay the life insurance proceeds in accordance with the option chosen, subject to any payment we made before notification of death.

       Any life insurance proceeds paid in one sum bear interest computed daily from the date of the Insured's death to the date of payment. We set the interest rate each year. This rate will not be less than the rate required by law.

       When any payment under an option would be less than $100, we can pay any unpaid amount or present value in one sum.


                                     PAGE 17
                                     1091-17

9.2 PROCEEDS AT INTEREST OPTIONS 1A AND 1B The policy proceeds can be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

       For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 or more. We pay interest to the date of withdrawal on sums withdrawn.

       For the Interest Payment Option (Option 1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.

9.3 CHOOSING AN OPTIONAL METHOD OF PAYMENT While the Insured is living, you can elect or change an option. You can also elect or change the beneficiaries who will be the payee or payees under that option.

       After the Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees.

       A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees can be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

9.4 OPTIONAL METHOD OF PAYMENT CHANGES If we agree, a payee who elects Option 1A or 1B can later elect to have any amount we still have, or the present value of any elected payments, placed under the other option described in this section.

9.5 PAYEES Only individuals who are to receive payments on their own behalf can be named as payees or successor payees, unless we agree. We may require proof of the age or the survival of a payee.

9.6 DEATH OF THE PAYEE If we have an unpaid amount, or there are some payments that remain to be paid when the last surviving payee dies, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less than the sum of the remaining payments.

                        SECTION TEN - GENERAL PROVISIONS

10.1 ENTIRE CONTRACT The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to modify this policy, (including but not limited to a request for a Face Amount Increase or a Face Amount Decrease, to add a rider to the policy, or required under the terms of Section 4.3 or
       Section 4.10 of this policy) will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent, unless a change is made to ensure this policy qualifies as life insurance as described in Section 10.11. No agent is authorized to change this contract.

10.2 INFORMATION PROVIDED IN THE APPLICATION In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.


                                     PAGE 18
                                     1091-18

                        SECTION TEN - GENERAL PROVISIONS

10.3 CONTESTABLE PERIOD We will not contest this policy, based on the Initial Face Amount of this policy, after this policy has been in effect during the lifetime of the Insured for 2 years from the Issue Date.

       An Underwritten Face Amount Increase, as described in Section Three - Policy Changes, or an Unplanned Premium payment, as described in Section Four - Premiums, may occur. In these cases, the 2-year contestable period for each Underwritten Face Amount Increase or increase in Life Insurance Benefit resulting from an Unplanned Premium payment will begin on the effective date of such increase or payment. We can contest only on the basis of those statements made in the application for such Underwritten Face Amount Increase or Unplanned Premium payment. No new contestable period will apply if the Face Amount Increase was due solely to a change in the Life Insurance Benefit Option.

       We will not contest the payment of the life insurance proceeds, based on an Underwritten Face Amount Increase or Unplanned Premium Payment, after such increase has been in effect for 2 years from the effective date of an Underwritten Face Amount Increase or Unplanned Premium Payment during the lifetime of the Insured. We will not contest the payment of any life insurance proceeds attributable to the difference in rates due to a reclassification after such reclassification has been in effect for 2 years from the effective date of a reclassification during the lifetime of the Insured. We will require evidence of insurability in cases of reclassification.

       If this policy ends, and is reinstated, we will not contest this policy, as to statements made in the application for reinstatement, after it has been in effect during the lifetime of the Insured for 2 years from the date of reinstatement.

10.4 SUICIDE EXCLUSION Suicide of the Insured, while sane or insane, within 2 years of the Issue Date, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any unpaid loan and accrued loan interest and any partial surrender benefits paid.

       An Underwritten Face Amount Increase, as described in Section Three - Policy Changes, or an Unplanned Premium payment, as described in Section Four - Premiums, may occur. In these cases, the 2-year suicide exclusion period for each Underwritten Face Amount Increase or increase in Life Insurance Benefit resulting from an Unplanned Premium payment will begin on the effective date of such increase or payment. If the suicide exclusion period applies to such an increase or payment, the only amount payable with respect to such increase or payment will be the total Cost of Insurance we deducted in connection with that increase or payment. No new suicide exclusion period will apply if a Face Amount Increase was due solely to a change in the Life Insurance Benefit Option.

10.5 POLICY DATE The Policy Date is the date from which premiums and charges are calculated and become due. Except for the first Monthly Deduction Day, which is described in Section 8.1, the Monthly Deduction Day for this policy will be the same calendar day each month, as determined by the Policy Date. The Policy Date is also the date from which policy years, months, and anniversaries are measured, unless otherwise stated.

       Unless another date is chosen, as described below, the Policy Date is determined as follows.

          (a) If you paid the first premium with your application and obtained a temporary coverage agreement, the Policy Date will be the date of the temporary coverage agreement.

          (b) If you did not pay the first premium and therefore no temporary coverage agreement was obtained, the Policy Date will be the date the policy is issued by the Company for delivery, known as the Issue Date.

       Both the Policy Date and the Issue Date are shown on the "Policy Information" Policy Data page.


                                     PAGE 19
                                     1091-19

       If the policy was issued prior to the date you paid your first premium, the Policy Date will be earlier than the Effective Date. The Policy Date can be chosen to correspond to the definition of the Effective Date, as described on the cover page of this policy. You can request another date if it is preferable to pay premiums on that date or have policy values accrue as of that date, by providing us with your signed request.

10.6 CALCULATION OF AGE When we refer to a person's age in this policy on a Policy Anniversary, we mean his or her age on the birthday, which is nearest that date. At any other time, age means the age on the birthday nearest to the previous Policy Anniversary.

10.7 MISSTATEMENT OF AGE OR GENDER If you misstate the age or gender of the Insured, we will adjust any Cash Value proceeds, Cash Surrender Value proceeds, ACSV (if within the ACSV Period) and life insurance proceeds, up or down, to reflect the correct age or gender. The amount of the Life Insurance Benefit will be the amount that would be purchased by the most recent mortality charge at the correct age and gender.

10.8 ASSIGNMENT While the Insured is living, you can assign this policy, or any interest in it. If you do this, your interest and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership that have not been assigned. If this policy is assigned during the ACSV Period, the ACSV Benefit is forfeited. See Sections 7.3 and 7.4 for more information about this Benefit.

       An assignee cannot change the owner or beneficiary of this policy, and cannot elect or change an optional method of payment of proceeds. Any amount payable to the assignee will be paid in one sum.

       You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

10.9 PROTECTION AGAINST CREDITORS Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

10.10 PAYMENTS TO COMPANY Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

10.11 CONFORMITY WITH LAW This policy is subject to all laws that apply. We reserve the right to make changes to this policy or to adjust policy values to ensure this policy at all times qualifies as life insurance for federal income tax purposes.

10.12 DIVIDENDS This is a non-participating policy on which no dividends are payable.

10.13 POLICY REPORT Each policy year after the first, while this policy is in effect and the Insured is living, we will send a written report to you within 30 days after the Policy Anniversary. It will show, as of that Anniversary, the Cash Value, the Cash Surrender Value, the ACSV (during the ACSV Period) and the amount of any unpaid loan and accrued loan interest. This report will also give you any other facts required by state law or regulation.

10.14 BASIS FOR COMPUTATION OF POLICY VALUES All minimum Cash Surrender Values and maximum Cost of Insurance rates referred to in this policy are based on the mortality table referred to in the "Additional Policy Information" Policy Data page. This mortality table applies if the Insured is in a standard or better class of risk. Separate scales of maximum Cost of Insurance rates apply to substandard classes of risk. Semi-continuous functions are used, with interest as stated on the "Additional Policy Information" Policy Data page. We have filed a statement with the insurance official in the state or district in which this policy is delivered that describes in detail how we compute policy benefits and Cash Surrender Values. These policy benefits and Cash Surrender Values are at least those required by the law of the state or district where the policy was delivered.


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                                     1091-20

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                            SECTION TEN - GENERAL PROVISIONS (CONTINUED)

10.15 POLICY EXCHANGE Within 24 months of the Issue Date of this policy, you can exchange it for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

       (a)  That this policy be in effect on the date of exchange;

       (b)  Repayment of any unpaid loan and accrued loan interest;

       (c) An adjustment, if any, for premiums and Cash Values of this and the new policy.

       The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Service Office the necessary payment for the exchange.

       The new policy will be on a permanent plan of life insurance, which we were offering for this purpose on the Issue Date of this policy. It will have a face amount equal to the Initial Face Amount of this policy, and the same policy date, issue age, gender and class of risk as this policy, but will not offer variable investment options such as the Investment Divisions. Any ACSV Benefit under this policy will not be applied to the new policy. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

10.16 AGE 95 POLICY ANNIVERSARY Beginning on the Policy Anniversary on which the Insured is age 95:

       (a) The Life Insurance Benefit Options in Section 1.2 will no longer apply.

       (b)  The Life Insurance Benefit will equal the Cash Value, as defined in
            Section 7.

       (c) No further Planned or Unplanned Premiums will be allowed, except as needed to keep the policy from lapsing.

       (d) Other than the Mortality and Expense Risk Charge and any Monthly Asset Allocation Access Charge (if applicable), no further monthly deductions will be made from the Cash Value.

       (e) Any insurance on an Other Covered Insured, provided by a rider attached to the policy, that is still in effect, will end. However, if an Other Covered Insured is younger than age 70 when the rider ends, the owner can convert the term insurance at that time as described in the rider.

       (f)  Any other riders attached to the policy will also end.

       THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED'S ATTAINED AGE 95 UNDER FEDERAL TAX LAW AND THE POLICY MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR TAX ADVISOR BEFORE CHOOSING TO CONTINUE THE POLICY AFTER AGE 95.

10.17 ASSET ALLOCATION SERVICES You may elect to receive asset allocation services in connection with the policy. We will make available and administer the delivery of these services under the policy. These services pertain only to the allocation of policy premiums and any Cash Value among the policy's Investment Divisions of the Separate Account. A fee, the Monthly Asset Allocation Access Charge, will be charged under the policy to compensate us for this service. The use of asset allocation services is optional and is not required to purchase or retain the policy. You may cancel these services at any time. (See the "Policy Charges" Policy Data page and Section Eight for additional details.)


                                     PAGE 21
                                     1091-21

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

51 Madison Avenue
New York, N.Y. 10010
(212) 576-7000

A Stock Company Incorporated in Delaware

VARIABLE UNIVERSAL LIFE INSURANCE POLICY

VARIABLE LIFE INSURANCE BENEFITS - FLEXIBLE PREMIUM PAYMENTS.
PROCEEDS PAYABLE AT INSURED'S DEATH.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.
NO PREMIUMS PAYABLE ON OR AFTER THE INSURED'S AGE 95.
POLICY IS NON-PARTICIPATING.

310-91